Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Closing of Equity Offering and

Underwriters’ Exercise of Option to Purchase Additional Shares

FRANKLIN, Tenn. – May 11, 2015 – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced the completion of an underwritten public offering of 5,175,000 shares of Acadia’s common stock. Included in the shares are 675,000 shares sold by Acadia pursuant to the underwriters’ exercise in full of their option to purchase additional shares of common stock.

The shares of common stock were sold at a public offering price of $66.50 per share, for net proceeds to Acadia of approximately $331.1 million, after underwriting discounts and commissions and estimated offering expenses. Acadia intends to use the proceeds from the offering to repay outstanding indebtedness on the revolving line of credit under its existing amended and restated senior credit agreement, to fund its acquisition activity and for general corporate purposes.

BofA Merrill Lynch, Jefferies and UBS Investment Bank acted as joint book-running managers for the offering, and Citigroup, Raymond James, RBC Capital Markets, Avondale Partners, Baird and Craig-Hallum Capital Group acted as co-managers. The shares of common stock were offered pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering was made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com; (ii) Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340 or by e-mail at prospectus_department@jefferies.com; or (iii) UBS Investment Bank, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 208 behavioral healthcare facilities with approximately 8,600 beds in 37 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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